EXHIBIT 23.17

CONSENT OF EXPERT

Reference is made to the scientific and technical data reviewed and approved by  Jeremy Vincent for the Pitarilla Project Feasibility Study dated December 4, 2012 (the “Report”), as contained in Silver Standard Resources Inc.’s material change report dated on December 4, 2012.

In connection with the Registration Statement on Form S-8 of Silver Standard Resources Inc. dated December 14, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Jeremy Vincent, consent to the use of my name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

I have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the preparation of the Report.

Yours truly,

/s/ Jeremy D. Vincent
Jeremy D. Vincent, B.Sc. (Hons), P.Geo.